EXHIBIT 99.1



             MEDICIS ANNOUNCES PROPOSED SALE OF PRODUCTS TO BIOGLAN

PHOENIX and HITCHIN, ENGLAND--June 29, 1999--Medicis Pharmaceutical Corporation (NYSE:MRX) and Bioglan Pharma Plc (London Stock Exchange and Irish Stock Exchange:BGP) today announced that Bioglan has entered into agreements with Medicis Pharmaceutical Corporation and The Exorex Company LLC (a joint venture between Medicis and IMX Pharmaceuticals, Inc. (OTC BB:IMXN)) to acquire a total of four over-the-counter and prescription products for the obligation to pay a net payment of $40 million in cash and certain licensed technology. Included in the acquisition are the over-the-counter products ZOSTRIX(R), EXOREX(R) and THERAPLEX(R) and the prescription product ZONALON(R). The consummation of the transaction is subject to certain customary closing conditions and approval from shareholders of Bioglan.

Under the terms of the agreement, of the $40 million in cash to be paid by Bioglan, $2.5 million shall be paid by the closing and the remainder is to be paid no later than August 1, 1999. Bioglan is undertaking an equity funding to raise 23.3 pounds or approximately $37 million US dollars coordinated by HSBC Investment Bank Plc. Any balance of consideration will be funded through banking facilities. IMX Pharmaceuticals will receive $3.6 million for the sale of its interest in EXOREX(R). Bioglan's payment obligations will be secured by the acquired products.

 "We are pleased to announce the proposed sale of our non-strategic over-the-counter line," said Jonah Shacknai, Chairman and Chief Executive Officer. "This transaction will permit us to focus with greater concentration on our core ethical products. We are confident that Bioglan will provide a superior level of commitment to these high quality consumer brands. Our efforts continue to be focused on the field of skin care, the promotion of our primary prescription brands and the introduction and acquisition of new products."

"We are delighted to have extended our business relationship with Medicis and to have enhanced further our dermatological product range, both in the USA and internationally," said Terry Sadler, Chairman and Chief Executive Officer of Bioglan Pharma Plc. "This deal transforms our U.S. business into a significant part of the group generating substantial sales in 2000 and beyond. Given that the U.S. is the most important pharmaceutical market, this acquisition is exciting for the whole group and its prospects in the short- and long-term."

Medicis is the leading independent pharmaceutical company in the United States focusing primarily on the treatment of dermatological conditions. Medicis develops and markets leading products for major segments within dermatology including acne, psoriasis, eczema, rosacea and cosmesis (improvement in the texture and appearance of skin). Primary products include prescription brands DYNACIN(R), TRIAZ(R), LUSTRA(R), LOPROX(R), OVIDE(R), LIDEX(R), SYNALAR(R), TOPICORT(R), NOVACET(R) and A/T/S(R); the over-the-counter brand ESOTERICA(R); and BUPHENYL(TM), a prescription product indicated in the treatment of Urea Cycle Disorders.

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Bioglan Pharma Plc is a pharmaceutical  company with principal therapeutic focus
on   dermatology.   It  also  has  revenues  in  imaging,   generics  and  niche
cardiovascular products. Bioglan has also developed or acquired a range of novel drug delivery systems for the delivery of compounds onto the skin, through the skin and under the skin. Bioglan is integrated and its activities include manufacturing, R&D, product registration, product sales and distribution, as well as the licensing of products and of its drug delivery systems. Based in Hitchin in the United Kingdom, Bioglan has companies in various other European countries and a sales office in the United States. (Note: Bioglan is a trademark of the Bioglan group of companies.)

Except for historical information, this news release contains certain forward-looking statements that involve risks and uncertainties which may cause actual results to differ materially from the statements made, including the companies' dependence on sales of key products, uncertainty of future financial results and fluctuations in operating results, dependence on the companies' acquisition strategy, new product introductions and other risks described from time to time in the companies' SEC filings. These forward-looking statements represent the judgment of the companies, as of the date of this release, and the companies disclaim any intent or obligation to update these forward-looking statements.


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